SECOND AMENDMENT
                   TO SUBADVISORY AGREEMENT

      THIS AMENDMENT effective as of the 1st day of September, 2009 amends that certain Subadvisory Agreement effective March 10, 2008, as amended on June 22, 2009 (the "Agreement") among Virtus Equity Trust (the "Fund"), a Delaware statutory trust on behalf of its series Virtus Mid-Cap Core Fund, Virtus Quality Small-Cap Fund, Virtus Small-Cap Core Fund and Virtus Small-Cap Sustainable Growth Fund (the "Series"), Virtus Investment Advisers, Inc., a Massachusetts corporation (the "Adviser") and Kayne Anderson Rudnick Investment Management, LLC a California limited liability company (the "Subadviser") as follows:

1.	Virtus Value Opportunities Fund is hereby added as an
additional Series to the Agreement.

2.	This term of this Amendment to the Agreement, taken
together with the entire Agreement, with respect to Virtus
Value Opportunities Fund, shall become effective on the date set forth above, and shall continue in effect until December 31, 2010. The term of each of the other
Designated Series is unaffected by this Amendment.  The
Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with
Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

3.	The subadvisory fee for Virtus Value Opportunities Fund is
hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

4.	Schedule F to the Agreement is hereby deleted and Schedule
F attached hereto is substituted in its place to reflect the addition of Virtus Value Opportunities Fund.

5.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

6.	This Agreement may be executed in any number of
counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]




      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS EQUITY TRUST

By:     /s/ Kevin J. Carr
Name:   Kevin J. Carr
Title:  Vice President, Chief Legal Officer,
        Counsel and Secretary


VIRTUS INVESTMENT ADVISERS, INC.

By:    /s/ Francis G. Waltman
Name:  Francis G. Waltman
Title: Senior Vice President



ACCEPTED:

KAYNE ANDERSON RUDNICK INVESTMENT
MANAGEMENT, LLC


By:    /s/ Jeannine Vanian
Name:  Jeannine Vanian
Title: Chief Operating Officer


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                               SCHEDULE C

      (a) 	For services provided to the Series, the Adviser will
pay to the Subadviser, a fee, payable in arrears at the annual rate set forth below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

      (b)	The fee to be paid to the Subadviser for each of
Virtus Small-Cap Core Fund, Virtus Mid-Cap Core Fund and Virtus Value Opportunities Fund is to be 50% of the gross management fee as calculated based on the average daily net assets of each of Virtus Small-Cap Core Fund, Virtus Mid-Cap Core Fund and Virtus Value Opportunities Fund, as applicable.

            The fee to be paid to the Subadviser for Virtus
Quality Small-Cap Fund and Virtus Small-Cap Sustainable Growth
Fund is as follows:


Name of Designated Series                Investment Subadvisory Fee


                                                      $400+
                                                     MILLION
                                         1ST $400    THROUGH
                                         MILLION   $1 BILLION   $1+ BILLION

Virtus Quality Small-Cap Fund              0.45%      0.425%      0.40%
Virtus Small-Cap Sustainable Growth Fund   0.45%      0.425%      0.40%



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                 SCHEDULE F

             DESIGNATED SERIES

         Virtus Mid-Cap Core Fund
       Virtus Quality Small-Cap Fund
         Virtus Small-Cap Core Fund
   Virtus Small-Cap Sustainable Growth Fund
       Virtus Value Opportunities Fund